                                                                    EXHIBIT 10.8


                         PURCHASE AND LICENSE AGREEMENT

         This PURCHASE AND LICENSE AGREEMENT is made and entered into on the 14th day of January, 2000, between TRW Inc., an Ohio corporation, acting on behalf of its Systems and Information Technology Group ("TRW"), and Wireless, Inc., a California corporation ("WI").

         WHEREAS, TRW has designed and developed a point to multipoint wireless networking technology generally referred to as the Spitfire technology; and

         WHEREAS, WI desires to purchase certain assets related to the Spitfire technology and to obtain certain license rights in the Spitfire technology.

         NOW THEREFORE, in consideration of the mutual promises contained herein and the mutual benefits to be derived therefrom, TRW and WI agree as follows:

                             ARTICLE 1. DEFINITIONS

The following words and phrases will have the meanings set forth below:

     1.1 ACCESS POINT. A common connection point through which multiple wireless devices may connect to each other, to other Access Points, to other wireless or wired devices on a network, or to other networks. An Access Point consists of at least one of each of the following components: (i) antenna, (ii) transceiver,
(iii) switching and/or routing device. These Access Point components need not be housed together in a single unit (for example, the antenna may be separate from the electronics).

     1.2 AFFILIATE. A corporation, joint venture, partnership or other entity that, now or hereafter, directly or indirectly controls, is controlled by, or is under common control with the particular party; but only so long as such control continues to exist. For purposes of this definition, "control" means beneficial ownership of at least twenty percent (20%) of the equity or outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) of, or at least twenty percent (20%) interest in the income of, an entity; or the right to vote for or appoint at least twenty percent (20%) of the directors, general partners or other controlling persons or governing body of such entity; or other interest representing the right to make the decisions for such corporation, company or other entity.

     1.3 AGREEMENT. This Purchase and License Agreement and the following Schedules attached hereto:


     Schedule 1                 Spitfire Technical Information and Software

[*] CERTAIN INFORMATION OF THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     Schedule 2                 Spitfire Patents
     Schedule 3                 Bill of Sale
     Schedule 4                 Exceptions to TRW's Representations and Warranties
     Schedule 5                 Proprietary Information Exchange Agreement
     Schedule 6                 Exceptions to WI's Representations and Warranties
     Schedule 7                 Teaming Agreement
     Schedule 8                 Time and Materials Proposal
     Schedule 9                 Additional Spitfire Technical Information and Software


     1.4 CAPITAL ASSETS. The capital equipment and other tangible assets of TRW sold to WI pursuant to the Bill of Sale attached as Schedule 3 (Bill of Sale).

     1.5 CAPITALIZATION EVENT. Any of the following: (i) A firm-commitment, underwritten public offering of WI common stock, at a price per share exceeding $7.50, pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $25,000,000 in gross proceeds to WI; or (ii) a private placement of WI preferred shares, closing at least nine (9) months after the Effective Date.

     1.6 CONCURRENT AGREEMENTS. The Series F Preferred Stock Purchase Agreement and the Sixth Amended and Restated Investors' Rights Agreement between the parties signed concurrently herewith.

     1.7 CONFIDENTIAL INFORMATION. Information maintained by a party as confidential, including (to the extent so maintained) trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, product plans and specifications, schedules, product availability information, cost and profit data, other financial information, sales and marketing plans and other business information.

     1.8 CORE TEAM. The TRW employees and contractors that TRW and WI have agreed will initially be assigned to the Program Office.

     1.9 DERIVATIVE WORK. This term is defined in Section 101 of the Copyright Act of 1976, and includes any translation or abridgment, the inclusion of some or all of a work as part of a different work, or any other form in which a work may be recast, transformed, or adapted.

     1.10 EMPLOYEE. A person who is then employed by the relevant party, or who was employed by that party at any time during the preceding one (1) year period.

     1.11 EFFECTIVE DATE. The date of the "Closing" of the Series F Preferred Stock Purchase Agreement (as such term is defined therein).

     1.12 EQUIPMENT. The design tools, test equipment, cell libraries and other items made available by TRW for WI's use in connection with Spitfire product

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development pursuant to Section 3.9 (Use of TRW Design Tools and Equipment).
Notwithstanding the foregoing, "Equipment" excludes the Capital Assets.

     1.13 EXCLUDED PRODUCT. A point to multipoint Wireless Communications system that is designed to provide bi-directional high speed transmission of voice, video and/or data, and that:

     (i) uses at least one Access Point the antenna of which: (a) is not located inside a building, and (b) is connected directly or indirectly to the earth (such as to a roof top, mountain peak, light pole, car, ship or pier); AND

     (ii) uses the following techniques in the point to multipoint air interface:

          (a)  Code Division Multiple Access; AND

          (b)  Asynchronous Transfer Mode and/or Packatized Physical Layer; AND

          (c)  Time Division Duplex and/or Frequency Division Duplex; AND

     (iii) contains or was developed using any TRW Spitfire Technical Information, TRW Spitfire Software, WI Future Improvement, Program Office Technology or Spitfire Invention; and

     (iv)  is not a Mobile System.

     1.14 FLYSPEC. The document, labeled "WISP System Summary Specification" and dated 11/17/99, included in the documents listed on Schedule 1 (Spitfire Technical Information and Software).

     1.15 GOVERNMENT. Any department, agency, organization, office or the like ("Agency") of the United States Government or in which the United States is a member (such as NATO or the United Nations); and any Agency of the government of another sovereign state or country throughout the world or in which such government is a member. Notwithstanding the foregoing, "Government" excludes any Agency, company or organization (or Affiliate thereof) that provides any kind of telecommunications or data communications product or service other than exclusively for its own internal use or the use of other Governments.

     1.16 GOVERNMENT FIELD. Use of any product in any location, including both Indoor Access Points, Outdoor Access Points, or any combination thereof, solely by one or more Governments.

     1.17 INDOOR ACCESS POINT. An Access Point each component of which is located inside the same building on earth.

     1.18 INDOOR FIELD. Wireless Communications using one or more Indoor Access Points, and no Outdoor Access Points. The term does not encompass the Government Field.

     1.19 INTELLECTUAL PROPERTY. All rights under Patents and copyrights; mask work rights; rights to exploit know-how, trade secret and other non-public or confidential information, including the right to use and exploit Confidential
Information: and rights under any other form of intellectual property.

     1.20 LICENSED PRODUCT. The Spitfire Products and any other product developed by or for WI that incorporates any Spitfire IP or any TRW Future Improvement.

     1.21 MOBILE SYSTEM. A system for Wireless Communications that: (i) uses handoff protocols to maintain a continuous connection, permitting the transmission and reception of data while an end user device transfers its wireless connection from at least one Access Point to a different Access Point, and (ii) does not contain, and was not developed using, any TRW Spitfire Technical Information, TRW Spitfire Software, WI Future Improvement, Program Office Technology or invention covered by a Spitfire Patent.

     1.22 OUTDOOR ACCESS POINT. An Access Point which: (i) is designed to have a minimum radiated RF signal range (through free space) of at least 1 kilometer;
(ii) the antenna of which is not located inside a building; and (iii) the antenna of which is connected directly or indirectly to the earth (such as to a roof top, mountain peak, light pole, car, ship or pier).

     1.23 OUTDOOR FIELD. Wireless Communications using one or more Outdoor Access Points, and no Indoor Access Points, but excluding the Government Field.

     1.24 PATENTS. All United States or foreign patents and pending patent applications and utility models, including any continuations, continuations in part, divisions, reissues, extensions or foreign country counterparts thereof.

     1.25 PERSON MONTH. A measure of time equal to 176 person hours.

     1.26 PROGRAM OFFICE. An engineering organization which TRW will, at WI's request, establish to continue development of Spitfire products. Further specifications concerning the Program Office are set forth in Article 3 (Program Office) herein.

     1.27 PROGRAM OFFICE INVENTION. An invention invented, by any Program Office Person in the course of performing work for the Program Office.

     1.28 PROGRAM OFFICE IP. All Intellectual Property covering or relating to the Program Office Technology.
                                       4
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     1.29 PROGRAM OFFICE PATENT. Any Patent issuing or applied for on a Program
Office Invention.

     1.30 PROGRAM OFFICE PERSON. Any one or more of the following: (i) a TRW or WI employee assigned to the Program Office created pursuant to Article 3 (Program Office); (ii) an employee of a TRW contractor providing services to the Program Office; or (iii) a TRW employee or contractor providing services under the Time and Materials Contract.

     1.31 PROGRAM OFFICE SOFTWARE. All Software created by any Program Office Person in the course of performing work for the Program Office, including Derivative Works of TRW Spitfire Software so created.

     1.32 PROGRAM OFFICE TECHNICAL INFORMATION. Technical Information developed by any Program Office Person. in the course of performing work for the Program Office.

     1.33 PROGRAM OFFICE TECHNOLOGY. The Program Office Technical Information, the Program Office Software, and the Program Office Inventions.

     1.34 RESIDUAL INFORMATION. Information retained in non-tangible form (i.e., in a person's memory) by a person who rightfully had access to such information and who did not make an effort to purposely retain such information in memory in order to avoid the field of use restrictions otherwise applicable to the Sale of products developed with the use of such information. "Residual Information" may include, for example, data, know-how, ideas, concepts, inventions, methods, processes and techniques.

     1.35 RF. Radio Frequency (wireless).

     1.36 SALE, SELL, SOLD. The sale, licensing, distribution, rental or other disposition of a product, directly to end users, or indirectly though any sales representative, sales agent, reseller or remarketer of a product or service, at any tier, including to OEMs, VARs, system integrators and distributors and other third party sales channels employed from time to time.

     1.37 SERIES F PREFERRED STOCK PURCHASE AGREEMENT. The agreement bearing such title, by and between WI and TRW, and signed concurrently with this Agreement.

     1.38 SOFTWARE. Computer programming in any form, including microcode, firmware, object code, source code and documentation therefor.

     1.39 SPITFIRE. The TRW Systems & Information Technology Group's point-to-multipoint wireless communications system in existence on the Effective Date that is designed to provide bi-directional transmission of high speed data and that allows multiple service offerings, including voice, video and data, and the components that comprise such system; and the future versions of such system and components developed from time to time by TRW and/or WI or any of their contractors or licensees.

     1.40 SPITFIRE INVENTION. An invention that: (i) on the Effective Date, is a subject of a Spitfire Patent; or (ii) is selected by WI pursuant to Section 9.1 (WI May Patent Spitfire Inventions).

     1.41 SPITFIRE IP. All Intellectual Property covering or relating to the Spitfire Technology.

     1.42 SPITFIRE PATENT. A Patent (including a pending patent application) listed on Schedule 2 (Spitfire Patents)).

     1.43 SPITFIRE PRODUCT. The most recent version of each product, subsystem or component, in existence on the Effective Date, that incorporates any TRW Spitfire Technical Information, any TRW Spitfire Software or any invention described in a Spitfire Patent.

     1.44 SPITFIRE TECHNOLOGY. The TRW Spitfire Technical Information, the TRW Spitfire Software and all other technology in existence on the Effective Date that is embodied in any Spitfire Product. Notwithstanding the foregoing, "Spitfire Technology" excludes the inventions described in the Spitfire Patents.

     1.45 STOCK. The shares of common stock of WI issued to TRW in exchange for the rights granted to WI under this Agreement.

     1.46 TEAMING AGREEMENT. The agreement attached as Schedule 7 (Teaming Agreement).

     1.47 TECHNICAL INFORMATION. Proprietary information, data and confidential know-how, including methods, processes, algorithms, databases, formulae, devices, specifications and drawings pertaining to the design or manufacture of a Spitfire product, including any mask works developed in connection therewith.

     1.48 TIME AND MATERIALS CONTRACT. Any contract awarded by WI to TRW for continued development of the Spitfire products, including the Letter Contract signed concurrently herewith.

     1.49 TRW FUTURE IMPROVEMENT. Any Patent issued or issuing to TRW (or to a TRW Affiliate if TRW is entitled to license such Patent without payment of a royalty to such Affiliate) on a patent application entitled to an effective filing date on or after the Effective Date and prior to the fifth anniversary of the Effective Date, to the extent a claim under any such Patent covers an invention that improves: (i) any Spitfire Technology; (ii) any invention that is the subject of a Spitfire Patent; (iii) any WI Future Improvement; or (iv) any TRW Future Improvement; and all TRW Spitfire Technical Information or TRW Software that constitutes an improvement to any Spitfire Technology, to any invention that is the subject of a Spitfire Patent, to any WI Future

Improvement or to any TRW Future Improvement. Notwithstanding the foregoing, "TRW Future Improvement" excludes the Program Office Technology.

     1.50 TRW SPITFIRE SOFTWARE. All Software that is incorporated into any Spitfire Product, listed on Schedule 1 (Spitfire Technical Information and Software) or on Schedule 9 (Additional Spitfire Technical Information and Software), or provided by TRW to WI in any form, or that constitutes or is incorporated into any TRW Future Improvement. Notwithstanding the foregoing, "TRW Software" excludes all Program Office Software and all Software that is either an off-the-shelf commercial product (such as Microsoft Word) or is identified by TRW as a third party product at the time it provides such Software to WI.

     1.51 TRW SPITFIRE TECHNICAL INFORMATION. The Technical Information of TRW (or of a TRW Affiliate if TRW is entitled to license such information without payment of a royalty to such Affiliate) pertaining to any Spitfire Product; all information, provided in any form to WI by TRW relating to any Spitfire product; the information, documents and other items listed in Schedule 1 (Spitfire Technical Information and Software), and the information, documents and other items listed in Schedule 9 (Additional Spitfire Technical Information and Software). Notwithstanding the foregoing, "TRW Technical Information" excludes the Spitfire Patents, the TRW Spitfire Software, and all Program Office Technical Information.

     1.52 WI FUTURE IMPROVEMENT. Any Patent issued or issuing to WI (or to a WI Affiliate if WI is entitled to license such Patent without payment of a royalty to such Affiliate) on a patent application entitled to an effective filing date on or after the Effective Date and prior to the fifth anniversary of the Effective Date, to the extent a claim under any such Patent covers an invention that improves; (i) any Spitfire Technology; (ii) any invention that is the subject of a Spitfire Patent; (iii) any WI Future Improvement; or (iv) any TRW Future Improvement; and all WI Technical Information and WI Software that constitutes an improvement to any Spitfire Technology, to any invention that is the subject of a Spitfire Patent, to any WI Future Improvement or to any TRW Future Improvement. Notwithstanding the foregoing, "WI Future Improvement" excludes the Program Office Technology.

     1.53 WI SOFTWARE. All Software that constitutes or is incorporated into any WI Future Improvement. Notwithstanding the foregoing, "WI Software" excludes all Program Office Software.

     1.54 WIRELESS COMMUNICATIONS. The transmission/reception of radio frequency
(RF) signals propagating through the atmosphere and not by way of wires, cables or other such physical interconnection means.

             ARTICLE 2. PATENT ASSIGNMENT, LICENSES, NONCOMPETITION
                            AND COVENANT NOT TO SUE

2.1  ASSIGNMENT OF INTEREST IN SPITFIRE INVENTIONS

     2.1.1 ASSIGNMENT. Except for Spitfire Inventions included within the documentation listed on Schedule 9 (Additional Spitfire Technical Information and Software), TRW hereby sells and assigns to WI, without further compensation, *. With respect to inventions included within the documentation listed on
Schedule 9 (Additional Spitfire Technical Information and Software), *. Neither party will have an obligation of accounting with respect to any such inventions.

     2.1.2 LIMITED USE BY WI. WI agrees that unless otherwise agreed by TRW in writing, Licensed Products may be Sold by WI for use only in the Outdoor Field and not for use in either the Indoor Field or the Government Field. Notwithstanding the foregoing, WI may sell such Licensed Products to TRW and its Affiliates for use in the Indoor Field, and for Sale by TRW and its Affiliates (with or without modification) for use in the Indoor Field and/or the Government Field.

     2.1.3 LIMITED USE BY TRW. TRW agrees that unless otherwise agreed by WI in writing, products containing any Spitfire Invention may not be Sold by TRW for use in the Outdoor Field, except in the Government Field.

     2.1.4 LICENSING AND TRANSFER OF SPITFIRE PATENTS. Each party agrees that except as permitted in Section 19.3 (Assignments), it will not grant a license under any issued United States Spitfire Patent, or transfer its interest in any such Patent, without first obtaining the other party's written consent, which will not be unreasonably withheld or delayed. The preceding undertaking does not apply, however, to the licensing by TRW of rights to Spitfire Patents to TRW Affiliates, but only as such rights pertain to the Indoor Field or the Government Field.

2.2  PROGRAM OFFICE IP AND TECHNOLOGY

     2.2.1 *

     2.2.2 LIMITED USE BY WI. WI agrees that unless otherwise agreed by TRW in writing, products containing any Program Office IP or Program Office Technology may be Sold by WI for use only in the Outdoor Field and not in either the Indoor Field or the Government Field. Notwithstanding the foregoing, WI may sell such products to TRW and its Affiliates for use in the Indoor Field, and for Sale by TRW and its Affiliates (with or without modification) for use in the Indoor Field and/or the Government Field.

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     2.2.3 LIMITED USE BY TRW. TRW agrees that unless otherwise agreed by WI in writing, products containing any Program Office IP or Program Office Technology may be Sold by TRW only for use in the Government Field.

     2.2.4 LICENSING AND TRANSFER OF PROGRAM OFFICE PATENTS. Each party agrees that except as permitted in Section 19.3 (Assignments), it will not grant a license under any issued United States Program Office Patent, or transfer its interest in any such Patent, without first obtaining the other party's written consent, which will not be unreasonably withheld or delayed.

2.3  LICENSE TO WI

     TRW hereby grants to WI a fully paid up, perpetual, royalty free, worldwide right and license under the Spitfire IP and each TRW Future Improvement to reproduce, modify and prepare Derivative Works of TRW Spitfire Software, and to make, have made, manufacture, import, use and Sell products, and to authorize others to do some or all of the foregoing (except as set forth in Section 2.8 (Sublicenses)) consistent with the licenses granted to WI herein; provided that unless otherwise agreed by TRW in writing, such products may be Sold for use only in the Outdoor Field and not in either the Indoor Field or in the Government Field. Notwithstanding the foregoing: (i) the license granted herein to WI is applicable for Spitfire IP included in the documentation listed on
Schedule 9 (Additional Spitfire Technical Information and Software) only if and to the extent TRW has the right to grant licenses thereto, and (ii)WI may Sell Licensed Products to TRW and its Affiliates for use in the Indoor Field, and for Sale by TRW and its Affiliates (with or without modification) for use in the Government Field. The license granted herein to WI does not extend to, nor does it grant any rights to, any TRW manufacturing processes relating to, or TRW products that are compound semiconductors or integrated circuits.

2.4  EXCLUSIVITY, CONVERSION TO NON-EXCLUSIVE LICENSE

     The license to WI set forth in Section 2.3 (License to WI) will be exclusive (even as to TRW) to the extent, but only to the extent, it permits the manufacture, use, importation or Sale of Excluded Products; provided such license will become non-exclusive if, within eighteen (18) months of the Effective Date, WI has not offered for Sale a commercial (non-beta) version of any Licensed Product or product containing a Spitfire Invention, and such failure is not due to the fault or negligence of TRW or to any cause that under
Section 12.2 (Excusable Delay) would constitute an excuse for non-performance of an obligation under this Agreement. This provision does not prohibit TRW from making, having made, importing, using or Selling Excluded Products for use in the Government Field, or from reselling * WI Spitfire products purchased under a Purchase Agreement to be negotiated.

2.5  LICENSE TO TRW

     WI hereby grants to TRW a fully paid up, perpetual, royalty free, non-exclusive, worldwide right and license under each WI Future Improvement to reproduce, modify and prepare Derivative Works of WI Software, to make, have made, manufacture,

[*] CERTAIN INFORMATION OF THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

import, use and Sell products for use in the Government Field, and to authorize others to do some or all of the foregoing (except as set forth in Section 2.8 (Sublicenses)) consistent with the licenses granted to TRW herein, provided such products may be Sold only for use in the Government Field.

2.6  RESIDUALS LICENSE

     Notwithstanding any other provision of this Agreement, except as provided in this Section 2.6 (Residuals License), Residual Information retained in human memory by an employee or contractor of a party may be used by that person (e.g., on behalf of an employer) for any purpose and without restriction, and products containing or developed using such Residual Information may be Sold for use in any field of use. This Section 2.6 (Residuals License) does not grant either party a license under any issued Patent.

2.7  NONCOMPETITION

     During the time that WI's license under Section 2.3 (License to WI) remains exclusive under Section 2.4 (Exclusivity, Conversion to Non-Exclusive License), TRW agrees that it will not make, have made, import, use or Sell, nor license any third party to make, have made, import, use or Sell, any Excluded Product, other than for use in the Government Field. This provision does not prohibit TRW from reselling * WI Spitfire products purchased under a Purchase
Agreement to be negotiated.

2.8  SUBLICENSES

     2.8.1 SUBLICENSING BY WI. The right and license granted under Section 2.3 (License to WI) do not confer the right, and WI will have no right, to sublicense any third party: (i) under any United States Patent issued to TRW on an invention that is a TRW Future Improvement, unless otherwise agreed by TRW in writing, or (ii) under any of the licenses granted herein unless such sublicense is consistent with the rights granted herein.

     2.8.2 NOTICE BY WI. If WI licenses any third party under any Spitfire IP or any TRW Future Improvement to manufacture and sell products, WI will, within sixty (60) days of the execution of the sublicense agreement, inform TRW in writing of the name and address of the sublicensee.

     2.8.3 SUBLICENSING BY TRW. The right and license granted under Section 2.5 (License to TRW) do not confer the right, and TRW will have no right, to sublicense any third party: (i) under any United States Patent issued to TRW on an invention that is a WI Future Improvement, unless otherwise agreed by WI in writing, or (ii) under any of the licenses granted herein unless such sublicense is consistent with the rights granted herein.

     2.8.4 NOTICE BY TRW. If TRW licenses any third party under any WI Future Improvement or Spitfire Patent to manufacture and sell products, TRW will, within

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

sixty (60) days of the execution of the sublicense agreement, inform WI in writing of the name and address of the sublicensee.

2.9  DUTY OF DISCLOSURE

     In addition to any other obligation under this Agreement, each party agrees, during the first five (5) years after the Effective Date and subject to the provisions of the Mutual Confidentiality Agreement attached as Schedule 5, to disclose to the other party any WI Future Improvement or TRW Future Improvement (as applicable); provided that this duty of disclosure will apply only if and to the extent necessary to answer specific technical questions submitted by the other party.

2.10 COVENANT NOT TO SUE

     TRW covenants and agrees not to bring or assert any claim suit or action:
(i) against WI, its customers, licensees or sublicensees (at any tier), or its or any of their officers, employees, agents, contractors, successors or assigns, alleging that the manufacturing of any Licensed Product or product containing a Spitfire Invention, the use of any such product in the Outdoor Field, or the Sale of any such product for use in the Outdoor Field, infringes any Patent on which TRW has the right to file suit; or (ii) against WI or any of its officers, employees, agents, contractors, successors or assigns, alleging that the Sale of any such product infringes any Patent on which TRW has the right to file suit, if such Sale would not constitute a breach of this Agreement under the provisions of Section 14.2 (Use Outside WI's Appropriate Field: When Not a Breach). Notwithstanding the foregoing, this covenant not to sue will not apply to any Patent, not owned by TRW, if as a result of TRW's failure to file suit TRW would incur a financial obligation to a third party.

                           ARTICLE 3. PROGRAM OFFICE

3.1  ESTABLISHMENT AND TERM OF PROGRAM OFFICE

     TRW will, at WI's request, establish a Program Office to continue development of Spitfire products. This office will exist so long as WI deems the office to be useful, but in no event longer than eighteen months unless otherwise agreed by the parties.

3.2  STAFFING AND MANAGEMENT OF PROGRAM OFFICE

     WI will have sole responsibility for managing the Program Office. TRW will, at WI's request from time to time, promptly provide staff for the Program Office with the skill sets reasonably requested by WI. WI will also assign to the Program Office such WI employees as WI in its sole discretion deems appropriate.

3.3  CORE TEAM, INCENTIVES

     TRW will initially assign to the Program Office, on a full-time basis, the Core Team (consisting of a Program Manager, and adequate staff to complete development of the Spitfire products). TRW agrees to provide an appropriate incentive compensation package to the Core Team to entice the Core Team to remain with the Program Office throughout its existence, to complete the development of Spitfire products, and to meet the development and other specifications, milestones and budgets reasonably specified by WI.

3.4  FACILITIES, SUPPLIES, SERVICES

     The Program Office will be located in mutually agreed facilities. TRW will provide all supplies (e.g., desks and chairs, computers and software, printers, copier, fax, test equipment, office supplies), infrastructure (e.g., computer network and telephone lines with appropriate network access restrictions consistent with TRW security policies and procedures) and services (e.g., maintenance, lighting, heat, security, phone service and internet access) needed by the Program Office related to Spitfire product development requirements, including those items needed by WI employees; except that WI will provide computers for its own employees.

3.5  TERMS APPLICABLE TO PROGRAM OFFICE SERVICES

     TRW will offer to provide services to WI under a Time and Materials Contract to be negotiated and signed by the parties no later than February 15, 2000. The terms of that contract will be consistent with the terms set forth in this Agreement.

3.6  CHARGES AND PAYMENTS

     3.6.1 TRW will invoice WI for services rendered by TRW employees assigned to the Program Office, and by TRW contractors providing services to the Program Office, in accordance with the rates set forth in Schedule 8 (Time and Materials Proposal). These rates will remain in effect for at least 12 months from the Effective Date, except as set forth in Section 3.7 (Additional Overhead). For the next six months, there rates may be increased by TRW, provided the increase will not exceed 4%.

     3.6.2 Except as set forth in Section 3.9 (Use of TRW Design Tools and Equipment), and on Schedule 8 (Time and Materials Proposal), these rates include all overhead, general and administrative expenses, charges for facilities, and charges for use of equipment, and WI will have no other responsibility for any costs, expenses or liabilities incurred by or in connection with the Program Office.

     3.6.3 All payments will be in United States dollars and will be made at the offices of TRW or such other place as TRW may designate, within forty five (45) days of WI's receipt of TRW's invoice.

3.7  ADDITIONAL OVERHEAD

     If in any calendar quarter the average ratio of: (i) WI employees assigned to the Program Office (excluding WI's Program Office manager and his or her assistant) to (ii) non-WI employees assigned to that office exceeds 1:3, and the parties expect that that ratio will be exceeded in any subsequent calendar quarter, then the parties will renegotiate the overhead charges used in calculating the hourly rates set forth in

Schedule 8 (Time and Materials Proposal), and the new hourly rates will apply to services rendered in any subsequent quarter in which such ratio is exceeded.

3.8  WARRANTY REGARDING WORK OF TRW EMPLOYEES AND CONTRACTORS

     TRW will warrant that the work done by TRW employees and contractors assigned to the Program Office or performing services in connection with the Spitfire development will be performed in accordance with the TRW Code of Conduct and the policies, practices and requirements set forth in TRW's Legal and Ethical Compliance Program binder provided to WI prior to the Effective Date.

3.9  USE OF TRW DESIGN TOOLS AND EQUIPMENT

     3.9.1 While the Program Office is in operation, at WI's request from time to time, TRW will make available to WI without charge, at TRW's facilities and at mutually convenient times, Equipment used by the Program Office and useful to WI in completing the development of the Spitfire Products (including modifications to such products that WI deems necessary or appropriate).

     3.9.2 TRW will permit WI reasonable access to its facilities such that WI is able to use the Equipment. WI will use the Equipment only in connection with the development of Spitfire products.

3.10

     *

3.11 PAYMENTS BY TRW FOR SERVICES RENDERED BEFORE THE EFFECTIVE DATE

     TRW will pay for all services rendered by or to TRW, and all assets ordered by TRW, prior to the Effective Date in connection with the development of the Spitfire Products. WI has no obligation to reimburse TRW for any such costs or expenses, except to the extent specified in Section 6.2 (Cash).

3.12 PAYMENTS BY TRW * FIELD TRIALS

     TRW will pay for all services rendered by or to TRW prior to and after the Effective Date to meet TRW's obligation to conduct field trials of Spitfire Products *, and for all products purchased or manufactured for use in such field trials; provided, however, that if WI elects to participate in such field trials other than at the request of TRW, TRW has no obligation to pay any WI costs or expenses associated with participating in the* field trials.
WI has no obligation to reimburse TRW for any such costs or expenses.

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

3.13 ASSISTANCE WITH DRAFTING IPO DOCUMENTS

     Without charge to WI, at WI's request from time to time, TRW will assist WI in drafting and reviewing the technical portions of the IPO offering documents related to the Spitfire products. The assistance provided in this subsection
3.13 is limited to one person month, after which such assistance will be provided at WI's expense.

                        ARTICLE 4. TERM AND TERMINATION

     The Agreement commences as of the Effective Date and will remain in effect for the life of the last to expire Patent licensed herein, except as provided in
Article 14 (Default and Termination).

          ARTICLE 5. CAPITAL ASSETS, DELIVERY, TECHNICAL ASSISTANCE AND
                                 OTHER SERVICES

5.1  CAPITAL ASSETS

     5.1.1 On the Effective Date, TRW will deliver to WI the Bill of Sale and title to the Capital Assets.

     5.1.2 WI agrees, for nine (9) months from the Effective Date ("TRANSITION PERIOD"), not to move the Capital Assets from their respective locations on the Effective Date without TRW's consent. During the Transition Period, TRW will use reasonable efforts to ensure that WI is given control of and access to such assets, and at TRW's request from time to time, WI will use reasonable efforts to make available to TRW without charge, at mutually convenient times, the Capital Assets for use by TRW.

     5.1.3 During the Transition Period: (i) TRW will permit WI reasonable access to its facilities such that WI is able to use the Capital Assets then in such facilities as and when needed, (ii) TRW will not charge WI any storage, facilities or other fees in connection with the Capital Assets, and (iii) TRW will maintain at its sole cost and expense the Capital Assets in good working order, subject to normal wear and tear.

     5.1.4 WI will have no liability to TRW or any third party for damage to persons or property (including death of any person or any loss, destruction or loss of use of any property) to the extent caused by any Capital Asset or any use thereof during the Transition Period (unless caused by WI's negligence), and TRW will indemnify and hold WI harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees and costs of defense as such fees and costs are incurred), damages, losses and liabilities arising during the Transition Period from or in connection with any Capital Asset, or arising from or in connection with the use of any Capital Asset during the Transition Period.

5.2  DELIVERY

     On the Effective Date, TRW will deliver to WI the documents, software and other items listed in Schedule 1 (Spitfire Technical Information and Software) and on ). In addition, TRW will furnish to WI, as requested by WI from time to time, copies of such documents and other materials as are reasonably necessary or useful for WI to understand the design of the Spitfire Products, to be able to modify the Spitfire Products as contemplated in the Flyspec, and to be able to use the Capital Assets.

5.3  TECHNOLOGY TRANSFER

     During the first twelve (12) months after the Effective Date, in addition to the services provided pursuant to Article 3 (Program Office), TRW will provide to WI, at WI's request from time to time, at mutually convenient times, and without charge for the first 24 person-months of such services, technology transfer and engineering advice and support services by TRW employees who are not assigned to the Program Office but who have expertise needed in connection with the development of Spitfire products. These services will include answering questions concerning the Spitfire Technology, the Capital Assets, the Spitfire Inventions and the documents, Software and other items delivered to WI pursuant to this Agreement or the Time and Materials Agreement.

5.4  INTELLECTUAL PROPERTY

     At WI's request from time to time, TRW will assist WI in analyzing and responding to actual and potential claims that the manufacture, use, Sale, importation, or reproduction of any Licensed Product or any portion thereof infringes or misappropriates any intellectual property of a third party, or that any Spitfire-related Patent, copyright or trade secret is invalid or unenforceable, such assistance to be provided as follows: TRW will:

     (i) conduct searches of TRW documents to identify prior art or to locate other helpful information requested by WI, and release relevant documents to the fullest extent permitted by applicable U.S. government security regulations;

     (ii)  assist WI in designing around any Patent; and

     (iii) provide legal support and analysis related to items (i) and (ii) above as requested by WI.

Such assistance will be provided without charge for the first 12 person-months of services rendered under this Section 5.4 (Intellectual Property). Thereafter, such assistance will be provided for a reasonable charge.

                            ARTICLE 6. CONSIDERATION

6.1  SHARES

     In consideration of the sale of the Capital Assets, all rights and licenses conferred to WI hereunder and the technical assistance to be provided hereunder, on the Effective Date, WI will issue to TRW 3,429,352 shares of WI's common stock.

6.2  CASH

     In consideration of the rights and licenses conferred to WI hereunder and the technical assistance to be provided hereunder, within forty-five (45) days after each Capitalization Event, WI will make a payment to TRW of ten percent (10%) of the net proceeds to WI as a result of such Capitalization Event, until a total of $2,500,000 has been paid to TRW. If all or any portion of the $2,500,000 has not been paid by January 1, 2001, then the remainder of such sum will be due on that date.

6.3  TAXES

     Each party agrees to pay and promptly discharge when due all excise, sales, use, transfer, stamp, registration or other similar taxes imposed or levied by reason of or in connection with or attributable to payments made by it to the other party under this Agreement, except for taxes based on the other party's net income.

           ARTICLE 7. USE AND PROTECTION OF CONFIDENTIAL INFORMATION

     The provisions of Schedule 5 (Proprietary Information Exchange Agreement) are incorporated in this Agreement.

                                   ARTICLE 8.

     *

                               ARTICLE 9. PATENTS

9.1  WI MAY PATENT SPITFIRE INVENTIONS

     WI may seek to patent any invention included in the Spitfire Technology in one or more countries selected by WI. If WI notifies TRW in writing that WI elects to pursue United States patents on one or more such inventions, it will specifically identify the particular inventions for which WI will seek such protection. The inventions so identified will thereupon become "Spitfire Inventions", without further compensation to

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

TRW, and TRW will promptly execute and cause to be executed any documents required * . Notwithstanding the foregoing, the right to pursue United States patents for the documentation listed on Schedule 9 (Additional Spitfire Technical Information and Software) is applicable only if and to the extent that TRW has the right to grant that right, * in inventions included in such documentation is applicable only to the extent (if any) that TRW has an interest in such inventions.

9.2  WI AND TRW MAY PATENT PROGRAM OFFICE INVENTIONS

     9.2.1 COOPERATION REGARDING FILING. The Parties agree to cooperate reasonably concerning decisions as to whether and in which countries patent applications should be filed to protect Program Office Inventions.

     9.2.2 DISAGREEMENT REGARDING WHETHER TO FILE A PATENT APPLICATION IN A PARTICULAR COUNTRY OR WITH A PARTICULAR ORGANIZATION.

          9.2.2.1 In the event that the parties do not agree on a decision concerning the filing of patent applications to protect a Program Office Invention, a party desiring to file a U.S. or foreign patent application to protect such invention will have the right to make such application(s); however, such party will bear all costs for preparing and prosecuting such application, issuing any Patents, and maintaining such Patents. The other party will cooperate reasonably with the preparation, execution, filing or prosecution of such applications or the enforcement or defense of any such Patents, but will have no obligation to incur any costs for any such actions. The filing party grants to the other party a worldwide, non-exclusive, royalty-free, fully paid up, perpetual right and license, without the right to grant sublicenses, under any Patent issuing which was filed to protect such Program Office Invention, to make, have made, manufacture, import, use and Sell products covered by such Program Office Invention, the license being limited: (i) if to WI, to the Outdoor Field; or, (ii) if to TRW, to the Government Field.

          9.2.2.2 In the case where one party files an application on a Program Office Invention, Confidential Information of a non-filing party will not be used in such application without the prior written consent of the non-filing party whose Confidential Information is to be used. The filing party will permit the non-filing party to review and edit any application prior to its execution and filing. If the non-filing party will not consent to use of its Confidential Information that the filing party deems necessary to provide an adequate application, an application will not be filed to protect such Program Office Invention.

     9.2.3 AGREEMENT REGARDING WHETHER TO FILE A PATENT APPLICATION IN A PARTICULAR COUNTRY OR WITH A PARTICULAR ORGANIZATION. In the event that the parties agree that U.S. and/or foreign patent applications will be filed on a Program Office Invention, WI will be primarily responsible as further detailed herein for preparing, filing and prosecuting such applications and for issuing and maintaining any Patents based upon such applications. The applications will be filed in the names of both parties or will be filed

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

in the names of the actual inventors * Program Office Patent(s), except that products covered by any such Program Office Patent(s) may be Sold by WI only for use in the Outdoor Field and not in either the Indoor Field or in the Government Field, and products covered by any such Program Office Patent(s) may be Sold by TRW only for use in the Government Field. The provisions of Section 2.2.4 (Licensing and Transfer of Program Office Patents) concerning sublicenses will be applicable to any such Program Office Patent(s).

9.3  PREPARATION AND PROSECUTION OF PATENT APPLICATIONS

     9.3.1 COOPERATION. TRW agrees to communicate to WI or its representatives any information known to TRW or its employees or contractors respecting the Spitfire Inventions and Program Office Inventions.

     9.3.2 EXECUTION OF DOCUMENTS. TRW and WI, as appropriate, will execute all assignments, sign all lawful papers, execute all divisional, continuing, and reissue applications, make all rightful oaths, and request any official whose duty it is to issue patents to issue any Patent on the Spitfire Inventions or Program Office Inventions to TRW and WI, all as reasonably requested by WI or TRW, as the case may be, from time to time. TRW and WI both agree to require their respective employees and contractors (and to the fullest extent possible, their former employees and contractors) who are inventors of any Spitfire Invention or Program Office Invention to perform all of the foregoing obligations of TRW and WI, as the case may be.

     9.3.3 AGREEMENT TO PROSECUTE. For so long as both parties agree to file, or to continue prosecution of, a patent application in a particular country:

          9.3.3.1 DRAFTING. WI will be primarily responsible for drafting the patent applications for Spitfire Inventions and Program Office Inventions.

          9.3.3.2 TRW REVIEW AND ADDITIONAL CLAIMS. WI will provide drafts of the patent applications to TRW for review at least twenty (20) days prior to the filing of the applications. TRW may provide claims and/or other information to be included in such applications that TRW wants to be pursued. WI will insert such claims and other information into the application, provided the inventors agree that such claims and other information accurately reflect the invention, the proposed claims are received at least ten (10) days before the proposed filing date for the patent application, and WI does not have good reason for rejecting the proposed claim. At WI's option, TRW will be responsible for prosecution of claims that TRW provides.

          9.3.3.3 CORRESPONDENCE, ARGUMENTS AND AMENDMENTS. WI will promptly, within seven (7) days of receipt, provide to TRW copies of all correspondence between the United States Patent and Trademark Office (and international offices and associates, if any) and WI concerning such applications. Copies of correspondence by WI will be provided in advance to TRW in a timely manner to enable TRW to review and comment

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

on such correspondence. TRW will supply any arguments or amendments of claims and/or other information to WI for presentation to the United States Patent and Trademark Office (and international offices, if any). WI will not be required to delay any response beyond normal periods for response set forth in any official action while waiting for TRW's submissions. TRW will be responsible for all fees for addition of claims, fees for extension of time, and other fees charged by the United States Patent and Trademark Office (and international offices, if any) required solely for prosecution of TRW's claims.

          9.3.3.4 FEE SHARING. The parties will each bear one-half of the fees, costs and expenses (including WI's attorneys', agents' and consultants' fees, translation expenses, costs of filing and examination, costs of searches, and other statutory or official fees and costs) incurred by WI in connection with Spitfire Patents and Program Office Patents. TRW will promptly reimburse WI one-half of all such fees, costs and expenses, and will at WI's request directly pay one-half of the invoices rendered by attorneys, agents and consultants in connection with the Spitfire Patents and Program Office Patents.

          9.3.3.5 MAINTENANCE. The parties will equally share all maintenance and similar fees imposed by any authority *. WI may invoice TRW for such fees quarterly in advance, and TRW will promptly pay such invoices. WI will then promptly pay any such maintenance and similar fees to the appropriate authority.

9.4  CONTINUED PATENTING EXPENSES

     No party is obligated to incur any costs for maintaining any Program Office Patent. If a party decides that it no longer desires to continue to prosecute, obtain or maintain a Patent in a particular country, then it will assign its ownership rights to the Patent in that country to the other party, but will retain a worldwide, non-exclusive, royalty-free, fully paid up, perpetual right and license, without the right to grant sublicenses, under any Patent issuing to make, have made, manufacture, import, use and Sell products covered by such Spitfire Invention or Program Office Invention, as the case may be, the license being limited: (i) if to WI, to the Outdoor Field; or, (ii) if to TRW, in the Government Field Once a party surrenders its ownership interest to a particular patent application, it will no longer be entitled to review or comment upon office actions or proposed responses thereto, nor will it be entitled to receive notice of such office actions received, and the other party shall have complete authority and control to prosecute the patent application.

9.5  ENFORCEMENT

     No party is obligated to incur any costs for policing any Program Office Patent or Spitfire Patent, or for enforcing any Program Office Patent or Spitfire Patent against any third party for infringement. Either party may seek to enforce a Spitfire Patent or Program Office Patent to which it retains an ownership interest, and the other party will

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

fully cooperate with such efforts. All expenses of such enforcement efforts will be borne by the party seeking such enforcement.

9.6  ACCESS TO EMPLOYEES - BEFORE SUBMISSION OF APPLICATION

     Each party agrees to use all reasonable efforts to provide access to its employees and contractors who are inventors of the Spitfire Inventions and Program Office Inventions in connection with the drafting and review of applications for Patents, and to make such employees and contractors available to the drafting party at mutually agreeable times during normal business hours. Each party will bear one-half the cost of such services, provided that WI may elect to pay its portion by reducing the balance of free hours remaining (if any) under Section 5.3 (Technology Transfer).

9.7  ACCESS TO EMPLOYEES - AFTER SUBMISSION OF APPLICATION

     With respect to each application for a Spitfire Patent or Program Office Patent, and with respect to each such issued Spitfire Patent and Program Office Patent, each party agree to use all reasonable efforts to make its employees and contractors who are inventors of the Spitfire Inventions and Program Office Inventions available, at mutually convenient times, to testify in any legal proceedings, and generally to aid the other party and its permitted assigns to obtain and enforce Spitfire Patents and Program Office Patents in all countries selected. Each party will bill the other party for such services at one-half the normal billing rates for such employees and contractors.

9.8  COPYRIGHT AND MASK WORK RIGHT FILINGS

     The parties agree to cooperate reasonably concerning decisions as to whether and in which countries applications should be filed to protect any copyrightable works or mask works for Program Office Technical Information or for any Derivative Works of Spitfire Technology. *

                   ARTICLE 10. REPRESENTATIONS AND WARRANTIES

10.1 TRW'S WARRANTIES

     Subject to the exceptions set forth on Schedule 4 (Exceptions to TRW's Representations and Warranties), TRW represents and warrants as follows:

       (i) The Spitfire Technology listed on Schedule 1 (Spitfire Technical Information and Software), the Spitfire IP related to the Spitfire Technology listed on Schedule 1 (Spitfire Technical Information and Software) and the Spitfire Inventions are the sole property of TRW.

      (ii) *

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     (iii) *

      (iv) None of the representations or warranties made by TRW herein contains any untrue statement of a material fact, or intentionally omits to state any material fact necessary in order to make the statements contained herein or therein not misleading as of the Effective Date.

       (v) To the best of TRW's knowledge: (a) no claim by any third party involving potential infringement of any third party's Intellectual Property has been made to or against TRW with respect to any Spitfire Technology, Spitfire IP or Spitfire Invention; (b) no proceedings have been instituted or threatened, and no notice has been given to TRW, alleging any such infringement or violation; and (c) TRW has received no offer of a patent license with respect to any such product, technology or IP.

      (vi) Except with respect to any rights that may have been granted to the United States Government as a result of contractual activities performed by TRW, TRW has not previously granted any rights or licenses to any third party with respect to any Spitfire Technology, Spitfire IP or Spitfire Invention.

     (vii) TRW is not a party to any agreement pursuant to which the grant or the exercise of any of the rights and licenses granted herein requires any payment by TRW, or by WI or any of its customers at any tier, of any royalty or other payment. There are no existing agreements, options, commitments, entitlements or rights of or to any person to obtain from TRW, directly or indirectly, any rights, obligations, grants or licenses inconsistent with the licenses and rights granted to WI under this Agreement.

       (viii) To the best of its knowledge, TRW employees and contractors performing services in connection with the Spitfire development project prior to the Effective Date complied with the TRW Code of Conduct and the policies, practices and requirements set forth in TRW's Legal and Ethical Compliance Program binder provided to WI prior to the Effective Date.

       (ix) The execution, delivery and performance of this Agreement do not and will not violate, conflict with or result in the breach of any term, condition or provision of TRW's articles of incorporation or bylaws (or their equivalent) nor a breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under any term, condition or provision of any contract, agreement, license, document, commitment, undertaking or understanding between TRW and any other person or entity.

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

       (x) TRW has the requisite corporate and other power, authority and legal right to execute and deliver this Agreement and to perform each and every of TRW's obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by TRW and constitutes the valid and binding obligation of TRW.

       (xi) TRW acknowledges that it has had an opportunity to discuss the business, affairs and current prospects of WI with its officers. TRW further acknowledges having had access to information about WI that it has requested. TRW acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment pursuant to this Agreement, and is an "accredited investor" as defined in Rule 501(a) under the Securities Act. TRW is fully competent to evaluate the market, management, business and prospects of WI and to evaluate the value of the Stock and the substantial risks inherent in purchasing and owning such Stock.

       (xii) TRW represents and warrants that the Stock will be acquired for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

       (xiii) TRW understands that the Stock being purchased hereunder will not be registered under the Act, on the ground that the sale provided for in this Agreement is exempt from registration under the Act, and that the reliance of WI on such exemption is predicated in part on TRW's representations set forth in this Agreement. TRW understands that the Stock being purchased hereunder constitutes restricted securities within the meaning of Rule 144 under the Act; that the Stock is not registered and must be held indefinitely unless it is subsequently registered or an exemption from such registration is available.

     (xiv) It is understood that each certificate representing the Stock being purchased hereunder and any other securities issued in respect of the any of the foregoing upon any stock split, stock dividend, recapitalization, merger or similar event will be stamped or otherwise imprinted with a legend substantially in the following form: THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED

TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

     The legend set forth above will be removed by WI from any certificate evidencing Stock upon delivery to WI of an opinion by counsel, reasonably satisfactory to WI, that a registration statement under the Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the WI issued the Stock.

     (xv) The patent applications listed on Schedule 2 (Spitfire Patents) are the only patent applications filed by TRW that protect inventions made by TRW employees and/or contractors in the course of working on, and that cover the Spitfire Product and/or the Spitfire Technology.

     (xvi) TRW has good and marketable title to the Purchased Assets, owns the Purchased Asset free and clear of all claims, liens, security interests, restrictions or other encumbrances, and has the right to transfer title to the Purchased Assets to WI. On the Effective Date, TRW will sell and transfer the Purchased Assets to WI and deliver to WI a Bill of Sale, in the form of Exhibit 3 (Bill of Sale). Upon receipt by WI of the bill of sale therefor, WI will acquire complete right, title and ownership in and to the Purchased Asset, free and clear of any liens, encumbrances, claims, restrictions or reversionary rights.

     (xvii) As of the Effective Date, except with respect to any rights that may have been granted to the United States Government as a result of contractual activities performed by TRW, TRW has not granted a license, or sold or otherwise transferred, to any third party, any item listed on Schedule 9 (Additional Spitfire Technical Information and Software), or rights to any invention, information or software described therein.

     (xviii) The items listed on Schedule 9 (Additional Spitfire Technical Information and Software) have not, since the receipt thereof by TRW from L3, been modified by a third party in such a manner that such third party has obtained any ownership interest in, or license to, any such item or any invention, information or software described therein.

10.2 WI'S WARRANTIES

     Subject to the exceptions set forth on Schedule 6 (Exceptions to WI's Representations and Warranties), WI represents and warrants as follows:

     (i) The execution, delivery and performance of this Agreement do not and will not violate, conflict with or result in the breach of any term, condition or provision of WI's articles of incorporation or bylaws (or their equivalent) nor a breach or default

(with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under any term, condition or provision of any contract, agreement, license, document, commitment, undertaking or understanding between WI and any other person or entity.

     (ii) WI has the requisite corporate and other power, authority and legal right to execute and deliver this Agreement and to perform each and every of WI's obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by WI and constitutes the valid and binding obligation of WI.

     (iii) Except as set forth on a Schedule of Exceptions attached as Schedule A to the Series F Preferred Stock Purchase Agreement, which exceptions shall be deemed to be representations and warranties as if made hereunder:

          (a) Organization: Good Standing; Qualification. WI is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and has all requisite corporate power and authority to carry on its business as now conducted. WI is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, results of operation or financial condition.

          (b) Subsidiaries. WI does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. WI is not a participant, directly or indirectly, in any joint venture, partnership, or similar arrangement.

          (c) Shareholders, Warrant Holders, and Option Holders List. Section
2.3 of the Schedule of Exceptions contains a list of each of WI's shareholders, warrant holders, and option holders, who individually hold at least 5,000 shares of the Common Stock (either directly or on an as converted basis) and holders of subscription or other rights (contingent or other) to purchase or otherwise acquire from WI or any other person or entity any equity securities of WI and the number of such shares, warrants, options, subscriptions or other rights held by them.

          (d) Authorization. All corporate action on the part of WI, its officers, directors, and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of WI hereunder and the authorization, issuance (or reservation for issuance), sale, and delivery of the Common Stock issuable hereunder has been taken or will be taken prior to the Closing, and this Agreement constitutes the valid and legally binding obligation of WI, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

          (e) Valid Issuance of Common Stock. The Common Stock to be delivered hereunder, when issued and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, will be free of restrictions on transfer other than restrictions on transfer under this Agreement and TRW' Rights Agreement and under applicable state and federal securities laws, and, assuming the accuracy of the representations of TRW in this Agreement, will be issued in compliance with applicable state and federal securities laws. All preemptive or similar rights arising from WI's execution and performance of this Agreement have been waived.

          (f) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration, or filing with, any local, state, or federal governmental authority is required on the part of WI in connection with the consummation of the transactions contemplated by this Agreement.

          (g) Capitalization and Voting Rights. The Immediately prior to the Closing, the authorized capital of WI or will consist of:

               (i) Preferred Stock. 25,000,000 authorized shares of Preferred Stock issuable in series (the "Preferred Stock"), of which (i) 4,300,000 shares have been designated Series A Preferred Stock, all of which are issued and outstanding, (ii) 750,000 shares have been designated Series B Preferred Stock, all of which are outstanding (iii) 2,400,000 shares have been designated Series C Preferred Stock, of which 2,081,402 are outstanding, (iv) 6,600,000 shares have been designated Series D Preferred Stock of which 6,541,013 are outstanding, (v) 4,000,000 shares have been designated Series E Preferred Stock, of which (A) 3,600,000 are outstanding and (B) 360,000 are issuable upon the conversion of securities convertible thereinto, (vi) 400,000 shares of Series E-1 Preferred Stock, of which none are outstanding and (vii) 3,000,000 shares have been designated Series F Preferred Stock all of which shares may be issued pursuant to this Agreement. The rights, privileges and preferences of the Series F Preferred Stock will be on parity with those of the Series A Preferred Stock, the Series B Preferred Stock and, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series E-1 Preferred Stock as set forth in WI's Amended and Restated Articles of Incorporation, the Certificate of Determination of Preferences and Rights of Series D Preferred Stock (the "Series D Certificate of Determination"), the Certificate of Determination of Preferences and Rights of Series E Preferred Stock (the "Series E Certificate of Determination") and the Certificate of Determination of Preferences and Rights of Series F Preferred Stock (the "Certificate of Determination, collectively, unless the context dictates otherwise, the "Articles"), respectively.

               (ii) Common Stock. 50,000,000 shares of Common Stock ("Common Stock"), of which 5,712,854 shares are issued and outstanding (including shares issued upon the exercise of Options described below). WI has reserved up to (i) 4,300,000 shares of Common Stock issuable upon conversion of the Series A Preferred

Stock, (ii) 750,000 shares of Common Stock issuable upon conversion of the Series B Preferred Stock, (iii) 2,146,867 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, (iv) 6,600,000 shares of Common Stock issuable upon conversion of the Series D Preferred Stock, (v) 4,000,000 shares of Common Stock issuable upon conversion of the Series E Preferred Stock and (vi) 400,000 shares of Common Stock issuable upon conversion of the Series E-1 Preferred Stock. As of the Closing, WI will have reserved 3,000,000 shares of Common Stock issuable upon conversion of the Series F Preferred Stock.

               (iii) Except as set forth in the Schedule of Exceptions and as provided in TRW' Rights Agreement, and the Fifth Amended and Restated Investors' Rights Agreement, dated September 30, 1999 between WI and the shareholders listed as signatories thereto ("Former Investors' Rights Agreement"), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal) or agreements for the purchase or acquisition from WI of any shares of its capital stock. Other than as provided in the Articles, WI is not a party or subject to any agreement or understanding, and, to the best of WI's knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of WI.

               (iv) The execution and performance by WI of this Agreement will not result in any adjustment in the number of shares of Common Stock into which the Series A, Series B, Series C, Series D, Series E or Series E-1 Preferred Stock is convertible.

          (h) Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against WI (i) that questions the validity of this Agreement or TRW' Rights Agreement, or the right of WI to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or
(ii) that might result, either individually or in the aggregate, in any material adverse change in the assets, prospects, results of operation or financial condition of WI, or in any material change in the current equity ownership of WI nor is WI aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of WI's employees, their use in connection with WI's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. WI is not a party to, or to the best of its knowledge, named in any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit or proceeding by WI currently pending or that WI currently intends to initiate.

          (i) Offering. Assuming the accuracy of TRW's representations set forth in Section 10.1 (TRW's Warranties) of this Agreement, the offer, sale and issuance of the Common Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), and the qualification requirements of the California Corporate Securities Act of 1968, as amended, and neither WI nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

          (j) Disclosure. WI has fully provided the TRW with all the information that it has requested for deciding whether accept the Common Stock as consideration hereunder and all information that WI believes is reasonably necessary to enable the TRW to make such decision. Neither this Agreement nor any other statements or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

          (k) Corporate Documents. Except for amendments necessary to satisfy representations and warranties or conditions contained herein (the form of which amendments has been approved by TRW), the Articles and Bylaws of WI are in the form previously provided to TRW. The minute books of WI provided to TRW contain a complete summary of all meetings of directors and shareholders since the time of incorporation.

          (l) Proprietary Information and Employee Stock Purchase Agreements. Each employee, officer and consultant of WI has executed a Proprietary Information and Inventions Agreement in the form provided to special counsel to TRW. WI, after reasonable investigation, is not aware that any of its employees, officers or consultants are in violation thereof, and WI will use its best efforts to prevent any such violation.

          (m) Patents and Trademarks. WI has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is WI bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. WI has not received any communications alleging that WI has violated or, by conducting its business as presently conducted or proposed to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, or that any intellectual property owned by WI is invalid or unenforceable. WI is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of WI or that would conflict with WI's business as presently conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of WI's business by the employees of WI, nor the conduct of WI's business as presently conducted or proposed to be conducted, will, to the best of WI's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. WI does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by WI.

          (n) Compliance with Other Instruments.

               (a) WI is not in violation or default of any provision of its Articles or Bylaws, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the best of its knowledge, of any provision of any federal or state statute, rule or regulation applicable to WI. The execution, delivery and performance of this Agreement and TRW' Rights Agreement, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of WI or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to WI, its business or operations or any of its assets or properties.

               (b) To the knowledge of WI, WI has avoided every condition, and has not performed any act, the occurrence of which would result in WI's loss of any right granted under any license, distribution or other agreement.

          (o) Agreements; Action.

               (a) Except for (i) as provided in Section 2.15 of the Schedule of Exceptions, and (ii) TRW' Rights Agreement, there are no agreements, understandings or proposed transactions between WI and any of its officers, directors, affiliates, or any affiliate thereof.

               (b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which WI is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to WI in excess of, $20,000, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from WI, or (iii) provisions restricting or affecting the development, manufacture or distribution of WI's products or services, or (iv) indemnification by WI with respect to infringements of proprietary rights, or
(v) the required repurchase or redemption by WI of any capital stock, or (vi) any voting trust, preemptive rights or right of first refusal involving WI's capital stock.

               (c) WI has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $20,000 or, in the case of indebtedness and/or liabilities individually less than $20,000, in excess of $75,000 in the aggregate, (iii) made any loans or advances to or guaranteed any liabilities of any person, other than ordinary advances to employees or consultants for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

               (d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities WI has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

               (e) WI has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of WI with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of WI or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of WI is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of WI.

               (f) WI is not a party to and is not bound by any contract, agreement or instrument, or subject to any restrictions under its Articles or Bylaws that presently adversely affects its business as now conducted.

          (p) Related-Party Transactions. No employee, officer, director or stockholder of WI or member of his or her immediate family is indebted to WI, nor is WI indebted (or comitted to make loans or extend or guarantee credit) to any of them. To the best of WI's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which WI is affiliated or with which WI has a business relationship, or any firm or corporation that competes with WI, except that employees, officers, or directors of WI and members of their immediate families may own stock in publicly traded companies that compete with WI. No member of the immediate family of any officer or director of WI is directly or indirectly interested in any material contract with WI.

          (q) Permits. WI has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, results of operations or financial condition of WI, and WI believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. WI is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

          (r) Environmental and Safety Laws. To the best of its knowledge, WI is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

          (s) Manufacturing and Marketing Rights. WI has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects WI's exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

          (t) Registration Rights. Except as provided in TRW' Rights Agreement, WI has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

          (u) Title to Property and Assets. WI owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair WI's ownership or use of such property or assets. With respect to the property and assets it leases, WI is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

          (v) Financial Statements.

               (a) WI has delivered to TRW its unaudited financial statements (balance sheet and profit and loss statement, statement of stockholders' equity and statement of cash flows, including notes thereto) at December 31, 1998 and for the fiscal year then ended, and its unaudited financial statements (balance sheet and profit and loss statement) as at and for the nine month period ended September 30, 1999 (the "Financial Statements") (i) the pro forma consolidated balance sheet of WI and its Subsidiaries as at September 30, 1999 and the pro forma combined historical income statements dated September 30, 1999, each such balance sheets and income statements taking into account all transactions contemplated hereby and by the Related Agreements, such balance sheet and income statements being attached hereto as Schedule 2.22(a)(ii); and (iii) the projections of the future performance of WI and its Subsidiaries for the five-year period following the Closing Date, on a consolidated basis, including income, net profits, and cash flows, as attached hereto as Schedule 2.22(a)(iii) (the "Projections"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles applicable to audited annual financial statements. The Financial Statements fairly present the financial condition and operating results of WI as of the dates, and for the periods, indicated therein, subject in the case of unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, WI has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 1999 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of WI. Except as disclosed in the Financial Statements, WI is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. WI maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

               (b) The pro forma consolidated balance sheet of WI and its Subsidiaries and the pro forma consolidated income statements referred to in
Section 2.22(a)(ii) have been prepared by management of WI on a reasonable basis, taking into consideration the effect of the transactions contemplated hereby and by the Related Agreements, and WI is not aware of any fact which casts any doubt on the accuracy or completeness thereof. After giving effect to the transactions contemplated hereby and by the Related Agreements, WI and its Subsidiaries will have no material liabilities, contingent or otherwise, which are not referred to in such balance sheet or in the notes thereto.

               (c) The Projections constitute a reasonable basis for the assessment of the future performance of WI and its Subsidiaries, on a consolidated basis, during the periods indicated therein, and all material assumptions used in the preparation of the Projections are set forth in the notes thereto.

          (w) Changes. Since September 30, 1999 there has not been:

               (a) any change in the assets, liabilities, financial condition or operating results of WI from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

               (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of WI (as such business is presently conducted and as it is proposed to be conducted);

               (c) any waiver by WI of a material right or of a material debt owed to it;

               (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by WI, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of WI (as such business is presently conducted and as it is proposed to be conducted);

               (e) any material change or amendment to a material contract or arrangement by which WI or any of its assets or properties is bound or subject;

               (f) any change in any material compensation arrangement or agreement with any employee;

               (g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

               (h) any resignation or termination of employment of any key officer of WI; and WI, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

               (i) receipt of notice that there has been a loss of, or material order cancellation by, any customer of WI;

               (j) any mortgage, pledge, transfer of a security interest in, or lien, created by WI, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

               (k) any loans or guarantees made by WI to or for the benefit of its employees, officers or directors, or stockholders or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

               (l) any declaration, setting aside or payment or other distribution in respect of any of WI's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by WI;

               (m) to the best of WI's knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of WI (as such business is presently conducted and as it is proposed to be conducted); or

               (n) any agreement or commitment by WI to do any of the things described in the Section 2.24.

          (x) Employee Benefit Plans. WI does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

          (y) Tax Returns, Payments and Elections. WI has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. WI has timely paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Schedule of Exceptions. The provision for taxes of WI as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. WI has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on WI, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets. WI has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge.

None of WI's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Financial Statements, WI has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. WI has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has timely paid the same to the proper tax receiving officers or authorized depositaries.

          (z) Insurance. WI has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. WI does not have any term life insurance, payable to WI, on the lives of any of its officers, directors or employees. WI has in full force and effect products liability and errors and omissions insurance in amounts customary for companies similarly situated.

          (aa) Minute Books. The minute books of WI provided to TRW contain a complete summary of all meetings directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

          (bb) Labor Agreements and Actions. WI is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of WI's knowledge, has sought to represent any of the employees, representatives or agents of WI. There is no strike or other labor dispute involving WI pending, or to the best of WI's knowledge, threatened, that could have a material adverse effect on the assets, properties, financial condition, operating results, or business of WI (as such business is presently conducted and as it is proposed to be conducted), nor is WI aware of any labor organization activity involving its employees. WI is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with WI, nor does WI have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of WI is terminable at the will of WI. To the best of its knowledge, WI has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

          (cc) Section 83(b) Elections. To the best of WI's knowledge, all individuals who have purchased shares of WI's Common Stock have timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state tax laws.

          (dd) Real Property Holding Company. WI is not a real property holding company within the meaning of Section 897 of the Code and Section 1.897-2(b) of the Treasury Regulations promulgated by the Internal Revenue Service.

          (ee) Solvency. Prior to, upon and immediately after consummation of the transactions contemplated hereby, WI is solvent, has tangible and intangible assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

          (ff) Defaults. No Default or Event of Default exists on the date hereof. WI is not in default under any provisions of its Articles or under any material provisions of any franchise, contract, agreement, lease or other instrument to which it is a party or by which it or its property is bound or in material violation of any law, judgment, decree or governmental order, rule or regulation.

          (gg) Year 2000. To WI's knowledge, all hardware and software products used by WI in the administration and the business operations of WI will be able to accurately process date data (including, but not limited to calculating, comparing and sequencing) from, into and between the twentieth century (through year 1999), the year 2000 and the twenty-first century, including leap year calculations, when used in accordance with the product documentation accompanying such hardware and software products. Undefined capitalized terms used in this Section 10.2 (WI's Warranties) will have the meaning ascribed to them in the Series F Preferred Stock Purchase Agreement.

10.3 NO COMMITMENT TO DEVELOP LICENSED PRODUCTS

     WI represents that as of the Effective Date, it is WI's intention to continue development of the Spitfire Products, and to manufacture and market commercial versions of such products. Nothing contained in this Agreement will be construed to require WI to perform any development using any Spitfire IP or any Spitfire Invention, to market any product incorporating any such Intellectual Property or invention, or to have an Initial Public Offering, and WI has made no representation or warranty to TRW regarding these or any other subjects, except for the specific representations set forth in Section 10.2 (WI's Warranties) and 10.3 (No Commitment) of this Agreement and in Section 2 of the Series F Preferred Stock Purchase Agreement.

10.4 *

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

10.5 EXCLUSION OF WARRANTIES AND DAMAGES. LIMITS OF LIABILITY.

     10.5.1 EXCLUSION OF WARRANTIES AND DAMAGES. THE WARRANTIES PROVIDED IN THIS
Article 10 (REPRESENTATIONS AND WARRANTIES) ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ALL OF WHICH ARE EXPRESSLY EXCLUDED. EXCEPT AS PROVIDED IN THIS AGREEMENT, IN NO CASE WILL TRW OR WIRELESS BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER ARISING IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY. TRW DOES NOT MAKE ANY WARRANTY AS TO THE VALIDITY OF THE SPITFIRE PATENTS.

     10.5.2 EXCEPTION. Section 10.5.1 (Exclusion of Warranties and Damages) does not preclude WI from recovering the following types of damages (subject to the liability limit set forth below) for the breach or material falseness of any representation and warranty of TRW contained in subsections (i), (v), (vi),
(vii), (viii), (ix) and (x) of Section 10.1 (TRW's Warranties) of this Agreement, or of subsection (iv) to the extent applicable to the aforementioned subsections: (a) amounts incurred by WI in connection with any third party claim or suit, (b) judgments and royalties payable to third parties, and (c) amounts incurred by WI in developing Spitfire products to the extent such amounts are not recouped by WI from profits from the Sale of Spitfire products.

     10.5.3 LIMIT OF LIABILITY. Each party's entire monetary liability to the other arising out of or connection with this Agreement will not exceed the total of (i) $17,000,000 plus (ii) any monetary amounts paid by WI to TRW under this Agreement or under a Time and Materials Contract.

     ARTICLE 11. PRODUCT LIABILITY AND INDEMNIFICATION

11.1 PRODUCT DEFECTS

     WI will have full responsibility for determining that the designs of the Licensed Products and that components made by or for WI (other than by TRW or its Affiliates) are manufactured in accordance with customary commercial standards.

11.2 INDEMNIFICATION

     TRW will indemnify and hold WI harmless from and against any and all costs, expenses (including reasonable attorneys' fees and costs of defense as such fees and costs are incurred), damages, losses and liabilities that may arise from or in connection with any claim made against WI by any TRW employee or contractor or by any governmental agency with respect to employee compensation or benefits, withholding taxes, worker's compensation, or the like, or by any TRW employee or contractor for any compensation in any form from WI for work done, intellectual property created or services performed while an employee or contractor of TRW.

                          ARTICLE 12. EXCUSABLE DELAY

12.1 NOTICE

     If either party is unable to perform any of its respective obligations as herein provided then such party will give the other party notice thereof as soon as reasonably possible under the circumstances and information regarding the cause or reason therefor.

12.2 EXCUSABLE DELAY

     If a party is unable to perform any of its obligations as herein provided, due to any circumstances beyond its reasonable control (including strikes, war, an act of God, a public enemy, interference by any civil or military authority, or inability to secure governmental approval, materials or services despite reasonable advance contingency planning) but not due to its negligence, and gives notice to the other party as provided in Section 12.1 (Notice), then the time of performance of any such obligation will be extended for a period equal to the number of days during which performance thereof was prevented or delayed, and during such period such party will not be deemed in default of the Agreement.

                        ARTICLE 13. GOVERNMENT APPROVAL

13.1 GOVERNMENTAL APPROVAL

     The Agreement will not become effective until any required governmental authorities have approved performance of, or the action required to perform, the Agreement.

13.2 COOPERATION

     TRW and WI promptly will seek all necessary governmental approvals and licenses that may be required in connection herewith and will cooperate with each other in every reasonable way to obtain such approval. Nothing in the Agreement will be deemed to require either party to agree to any revision or modification of the Agreement that may be required to obtain any governmental approval.

                      ARTICLE 14. DEFAULT AND TERMINATION

14.1 DEFAULT

     In addition to any other remedy available at law or in equity, either party may terminate the Agreement in accordance with the provisions of this Article 14 (Default and Termination) in the event the other party fails to perform any material obligation to be performed by it hereunder within thirty (30) days after receipt of notice from the other party that time for such performance has passed or, if no such time is prescribed, within thirty (30) days after notice from the other party.

14.2 USE OUTSIDE WI'S APPROPRIATE FIELD: WHEN NOT A BREACH

     Notwithstanding any other provision of this Agreement, WI will not be deemed in breach of the restrictions on the field into which a product may be Sold so long as: (i) the product is designed for use in a permitted field and is not advertised or promoted by WI for use in an excluded field; and (ii) WI's senior management does not know that the product is being Sold for use in an excluded field (provided WI management will be presumed to know about activities of WI's own sales force).

14.3 USE OUTSIDE TRW'S APPROPRIATE FIELD: WHEN NOT A BREACH

     Notwithstanding any other provision of this Agreement, TRW will not be deemed in breach of the restrictions on the field into which a product may be Sold so long as: (i) the product is designed for use in a permitted field and is not advertised or promoted by TRW for use in an excluded field; and (ii) TRW's senior management of any involved TRW business organization does not know that the product is being Sold for use in an excluded field (provided TRW management will be presumed to know about activities of TRW's own sales force).

                       ARTICLE 15. TRW TECHNOLOGY PARTNER

     On the Effective Date, TRW will designate WI a TRW technology partner.

                ARTICLE 16. MANUFACTURING AND PURCHASE AGREEMENT

     WI agrees to sell to TRW, and TRW agrees to purchase from WI, under terms and conditions to be negotiated, Licensed Products for sale in the Government Field, where WI's standard commercial version of such products meets the requirements of TRW's Government customer. Such requirements include specifications, packaging, delivery dates, certifications and price.

                         ARTICLE 17. L3 COMMUNICATIONS

     For three (3) years after the Effective Date, at WI's option, TRW will from time to time purchase from L3 Communications, Inc. ("L3") and resell to WI, products and components for use in Spitfire products, and services to develop and/or manufacture such products and components. * TRW will enter into a written contract with L3, which must approved by WI in writing in advance. WI will be a third

[*] Certain Information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

party beneficiary of such contract, and TRW will pass through to WI all representations, warranties and indemnities provided by L3 in such contract or otherwise. If L3 provides TRW exclusivity in any field for any purchased product or component, or any licensed intellectual property, TRW will assign or otherwise pass through to WI such exclusive rights for Spitfire product, in the Outdoor Field, to the extent TRW has such rights.

                      ARTICLE 18. SURVIVAL OF OBLIGATIONS

     Other provisions of this Agreement notwithstanding, the rights, licenses and obligations of the parties under Article 2 (Patent Assignment, Licenses, Noncompetition and Covenant Not to Sue), Section 3.8 (Warranty Regarding Work of TRW Employees and Contractors), Section 3.10 *, Section 3.11 (Payments by TRW for Services Rendered Before the Effective Date) Section 3.12 (Payments by TRW for * Field Trials), Section 5.1 (Capital Assets), Section 5.4 (Intellectual Property), Section 6.2 (Cash), Section 6.3 (Taxes), Article 7 (Use and Protection of Confidential Information), Article 9 (Patents), Article 10 (Representations and Warranties), Article 11 (Product Liability and Indemnification), Article 14 (Default and Termination), Article 17 (L3 Communications) and Article 19 (Miscellaneous) will survive any termination of the Agreement for any reason.

                           ARTICLE 19. MISCELLANEOUS

19.1 EXPORT REGULATIONS

     Neither party will export, directly or indirectly, any Software or Technical Information provided by the other party under this Agreement, or the direct product of any such Software or Technical Information, to any country for which the United States Government or any agency thereof, at the time of export, requires an export license or other government approval, without first obtaining such license or approval. The parties agree to cooperate, in any reasonable manner, to effect compliance with all applicable export regulations in able to enable the export of such Software and Technical Information.

19.2 NOTICES

     All notices and communications required or permitted to be given under the Agreement will be written in English and will be (a) delivered personally, (b) sent by confirmed telecopy, with confirmation by one of the other methods specified in this Section 19.2 (Notices), (c) sent by commercial overnight courier with written verification of receipt, or (d)mailed as registered or certified airmail, postage prepaid and addressed to the other party at their respective addresses set forth below (unless by such notice a different person or address will have been designated):

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     WI:      Wireless, Inc.
              5452 Betsy Ross Dr.

              Santa Clara, California 95054-1101
              Attention:  Chief Executive Officer

              With copy to:

              Warren Lazarow
              Brobeck, Phleger & Harrison
              Two Embarcadero Place
              2200 Geng Rd.
              Palo Alto, CA 94303

     TRW:     TRW Inc.
              Law Department
              12011 Sunset Hills Road
              Reston, Virginia 20190-3285

              Attention:  Marsha Klontz

Each notice will be effective upon receipt.

19.3 ASSIGNMENTS

     Either party may assign this Agreement to any person or entity to whom it transfers a majority of its assets, and WI may assign this agreement to any person or entity that acquires a majority of the assets related to the Spitfire Products. Otherwise, neither party will have the right to assign or transfer any of its rights or to delegate any of its duties under the Agreement without the prior written consent of the other party.

19.4 HEADINGS

     The headings and titles to the Articles and Sections of the Agreement are inserted for convenience only and will not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

19.5 REMEDIES

     Unless otherwise expressly provided herein, the rights and remedies hereunder are in addition to, and not in limitation of, other rights and remedies under the Agreement, and exercise of one right or remedy will not be deemed a waiver of any other right or remedy.

19.6 MODIFICATION - WAIVER

     No cancellation, modification, amendment, deletion, addition or other change in the Agreement or any provision hereof, or any consent to any action or breach or any wavier of any right or remedy herein provided, will be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. No consent by either party to, or waiver of any right or remedy or of a breach by either party, whether express or implied, in respect of any occurrence or event on one occasion will be deemed a consent to, a waiver or excuse of any other, different, or subsequent breach by either party.

19.7 ENTIRE AGREEMENT

     The Concurrent AgreementS supersede all other agreements, oral or written, heretofore or contemporaneously made with respect to the subject hereof and thereof, and the transactions contemplated hereby and thereby, and contain the entire agreement of the parties with respect to such transactions.

19.8 CONTROLLING LAW, CHOICE OF FORUM

     All questions concerning the validity and operation of the Agreement and performance of the obligations imposed upon the parties hereunder will be governed by the substantive laws of the State of California, United States of America. Each party hereto hereby agrees that any action that, in whole or in part, in any way arises under or in connection with the Agreement will be brought in the United States District Court for the Northern District of California San Jose Branch or the Superior or Municipal Courts of the State of California, Santa Clara County. The parties hereby submit to the jurisdiction of, and waive any venue objections against such courts in any litigation arising out of the Agreement.

19.9 SUCCESSORS AND ASSIGNS

     The provisions of the Agreement will be binding upon and inure to the benefit of TRW and WI and their respective successors and authorized assigns. This provision will not be deemed to expand or otherwise affect the limitations on assignment and delegation set forth in Section 19.3 Assignments).

19.10 PRODUCT MARKING

     WI will make reasonable efforts to mark all Licensed Products manufactured, delivered or sold by WI in conformance with the patent and copyright laws of the countries of manufacture, use and sale. WI will, upon written request and with reasonable notice, modify any such markings as TRW reasonably may request, provided that if TRW requests WI to change markings previously applied to a Licensed Product or to add Markings to previously manufactured Licensed Products, then TRW will bear all costs and expenses incurred by WI in complying with such request.

19.11    DISPUTE RESOLUTION

         An informal dispute resolution procedure will be followed in all disputes that arise under this Agreement, prior to the institution of any court action or demand for arbitration, except for actions seeking temporary injunctive relief. Either party may notify the other of a dispute. Such notice will be in writing, specifying the nature of the dispute in as much detail as possible. One or more senior representatives of the parties will meet within seven (7) calendar days of the date of such notice to attempt to resolve the dispute. If the parties are unable to reach agreement, then the Chief Executive Officer of WI and the Executive Vice President of the TRW group primarily responsible for the development and sale of telecommunications products will meet (in person or by telephone) to attempt to resolve the matter within fourteen (14) days of the date of the original written notification of the dispute. If the parties cannot resolve the dispute in writing within seven (7) days after this meeting, or if either party fails to comply with any such written settlement agreement, the other party may seek any remedy available under this Agreement.

19.12 PUBLICITY

     19.12.1 The parties will jointly announce the signing of this Agreement and the Concurrent Agreements (excluding the Teaming Agreement) within 10 days of the Effective Date. Except as the other party gives its prior written consent neither TRW nor WI will use the name, logo or any trademark of the other party in any publicity, product announcement, brochure, advertising, product labeling, promotion or otherwise for any purpose provided, however that WI will disclose that TRW is the source of the Spitfire Technology and will promote the relationship in a manner that enhances the views and perceptions of both TRW and WI.

     19.12.2 A party may disclose the terms of this Agreement where required by law, provided that such party makes reasonable effort to obtain confidential treatment or similar protection to the fullest extent available to avoid public disclosure of the terms of this Agreement. A party required by law to make disclosure of the terms of this Agreement will promptly notify the other party and permit the other party to review and participate in the application process seeking confidential treatment.

19.13 CONSTRUCTION AND INTERPRETATION OF AGREEMENT

     This Agreement has been negotiated by the parties and their attorneys and the language hereof will not be construed for or against any party. The words "INCLUDE", "INCLUDES" and "INCLUDING" will be deemed in each case to be followed by the words "without limitation."

19.14 COUNTERPARTS

     The Agreement may be executed in two counterparts, each of which will be deemed to be an original, but both of which together will constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto will be bound until both the parties have duly executed a counterpart of this Agreement.

19.15 SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable for any reason, the remainder of that provision will be amended to achieve as closely as possible the economic effect of the original provision, and all other provisions of this Agreement will continue in full force and effect.

19.16 RELATIONSHIP OF THE PARTIES

     The parties to this Agreement are licensors and licensees. There is no relationship of agency, partnership, joint venture, employment, or franchise between the parties. Neither party has the authority to bind the other or to incur any obligation on its behalf.

                       ARTICLE 20. CONDITIONS TO CLOSING

     The rights and obligations of the parties under this Agreement are subject to the fulfillment on or before the Closing (as defined in Series F Stock Purchase Agreement) of each of the following conditions:

     (i) WI REPRESENTATIONS AND WARRANTIES. The representations and warranties of WI contained in Section 10.2 (WI's Warranties) shall be true on and as of the Effective Date with the same effect as though such representations and warranties had been made on and as of the Effective Date.

     (ii) WI COMPLIANCE CERTIFICATE. The President of WI shall deliver to TRW at the Closing a certificate certifying that the conditions specified in subsection
(i) of this Article 20 (Conditions to Closing) have been fulfilled.


     (iii) TRW REPRESENTATIONS AND WARRANTIES. The representations and warranties of TRW contained in Section 10.1 (TRW's Warranties) shall be true on and as of the Effective Date with the same effect as though such representations and warranties had been made on and as of the Effective Date.

     (iv) TRW COMPLIANCE CERTIFICATE. An Executive Vice President of TRW shall deliver to WI at the Closing a certificate certifying that the conditions specified in subsection (i) of this Article 20 (Conditions to Closing) have been fulfilled.

     (v) OTHER AGREEMENTS. Each of TRW and WI shall have executed and delivered the Investors' Rights Agreement of even date herewith and the Series F Stock Purchase Agreement, and the Closing of the Series F Stock Purchase Agreement shall have occurred.

/ /

/ /

/ /

     (vii) HART-SCOTT-RODINO. Each party hereto shall have completed and filed all necessary reports and forms, and responded to all requests or further requests for additional information, if any, and all applicable time periods shall have lapsed as may be required or authorized under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     IN WITNESS WHEREOF, the parties have executed the Agreement as of the Effective Date.


WIRELESS, INC.                             TRW  INC.

by:   /s/ Bill J. Palumbo                  by:    /s/ Donald Winter
   --------------------------------           --------------------------------
      William J. Palumbo                          Don Winter
      Chief Executive Officer                     Executive Vice President


      1/15/00                                     1/14/00
-----------------------------------        -----------------------------------
Date                                       Date

                                                                      SCHEDULE 7

                             TEAMING AGREEMENT FOR *

Principles of Operation

1. TRW and Wireless, Inc. have teamed together and both are party to the contract with * for the Spitfire Technology/Product identified in the response to RFP number *. Wireless, Inc. is a subcontractor to TRW for business related to this RFP, even though TRW has assigned an exclusive license to Wireless, Inc. for the use of this technology in this marketplace. Wireless Inc. may transition to a direct contract with * by mutual consent between TRW and Wireless Inc.

2. TRW will receive a royalty on spitfire related sales to * under the following approach. *

3. Example roles and responsibilities are as follows: TRW would perform Systems Engineering, Requirement Development, Network Management, Project Office, Network Integration, and Site Planning, Wireless, Inc. would perform Product Engineering/Development, Manufacturing, Equipment Delivery, Product Service/Support, FCC Certification, Inventory Maintenance, and Test and System delivery of production items. These roles and responsibilities are subject to change to optimize the execution of the contract with *.

4. TRW and Wireless, Inc. will actively participate and agree on all terms and conditions of the contract with * and each company will be responsible for its part of the contract.

5. TRW will transfer one Hub unit and 10 Customer premise equipment units from the US Field trail to Wireless Inc upon completion of the TRW field trail activities with * for purposes of joint customer development activities.


[*] CERTAIN INFORMATION OF THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                                                      SCHEDULE 8

                          TIME AND MATERIALS PROPOSAL

The following are hourly labor rates for performing Time & Material Spitfire engineering support. TRW will not invoice WI for any other charges unless specifically authorized by WI in writing in advance. TRW is to receive 4 weeks notice for staff reductions in the required level-of-effort.

          Title                      Hourly Rate         TRW Category
          -----                      -----------         ------------
Sr. Principal                            *                     *
Principal                                *                     *
Sr. System Engineer                      *                     *
System Engineer                          *                     *
Sr. Engineer/Sr. Systems Analyst         *                     *
System Analyst                           *                     *
Engineer                                 *                     *
Technician                               *                     *


These labor rates include all Overhead/Related-Payroll-Expense (items such as vacation, illness, payroll taxes, space, utilities, allocated share of overhead staff, etc.) all General & Administrative charges (items such as general management, independent research and development, bid and proposal expense, legal expenses), and also include business, contracting, secretary, and other management support. They include one personal computer and network connection per person. Other computer requirements approved by WI in writing are charged direct. These rates do not include consultants, e.g., Escape, or L3, or other subcontractors. TRW may add a markup on its payments to subcontractors such as L3 and Escape *. The terms of any subcontract will be subject to WI's prior written approval.

For non-labor expenses, TRW shall be paid for all such expenses approved by WI in writing in advance, such as, without limitation, employee travel (including airfare, lodging, subsistence, and ground transportation), material, and other non-labor costs. For materials the amount to be paid shall be actual reasonable direct costs plus *. For travel and other non-labor expenses the amount to be paid shall be the actual reasonable direct costs plus *.

Payment terms shall be monthly, net 45 days.



[*] CERTAIN INFORMATION OF THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.